Exhibit 99.2

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

CHARTER FOR THE
OPERATING COMMITTEE
OF THE BOARD OF DIRECTORS

ADOPTED BY THE BOARD OF DIRECTORS

AUGUST 16, 2017

ARTICLE I – COMPOSITION OF THE COMMITTEE

Section 1.     Size of the Committee.

The Operating Committee (the “Committee”) of the Board of Directors (the “Board”) of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”) shall consist of not less than three members of the Board, each of whom shall qualify as an “independent” director pursuant to NASDAQ Stock Exchange Listing Rule 5605(a)(2) and IM-5605, as amended from time to time.

Section 2.     Nomination and Appointment of Members.

Each Committee member shall be appointed by the Board and shall serve until a successor shall be appointed by the Board. In the event any member of the Committee shall cease to be a director of the Company, the vacancy thus created shall be either filled by the Board or, at the Board’s discretion, left unfilled, provided that in no event shall the Committee consist of less than three members.

Section 3.     Committee Chair.

The Board shall designate one of the Committee members as chair (the “Chair”) who shall preside over meetings of the Committee and report Committee actions to the Board. If the Chair is not present, the Committee may designate an acting Chair.

ARTICLE II – MEETINGS AND OTHER ACTIONS

Section 1.     Meeting Times, Agendas and Quorum.

The Committee shall hold meetings on a regularly scheduled basis and as necessary. Meetings shall be scheduled at the direction of the Chair, or as requested by at least two of the members of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

Section 2.     Meeting Minutes.

The Committee shall designate a secretary to keep regular minutes of all Committee proceedings. The minutes of each meeting shall be reviewed and approved by the Chair. The approved minutes shall become a permanent corporate record maintained by the Committee.

Section 3.     Authority of the Committee.

Unless otherwise provided in this Charter, the meetings and any other actions of the Committee shall be governed by the provisions of Article IV of the Amended and Restated Bylaws of the Company applicable to meetings and actions of the Board. Any matter which requires approval of the Committee may be approved by the Board in lieu of Committee approval. The Committee’s existence shall terminate on March 1, 2018.

ARTICLE III – OPERATIONS OVERSIGHT COMMITTEE RESPONSIBILITIES

Section 1.     Duties and Responsibilities.

The Committee’s duties and responsibilities shall be the following:

•	Review of the Company’s operations and financial condition with the goal of increasing shareholder value by strengthening Board oversight and interaction with management.

•	Approval of all Company expenditures that are (a) not incurred in the Company’s ordinary course of business and (b) in excess of $25,000.

•	Preparation of a report to the Board that details Committee recommendations related to operational and financial goals and/or opportunities for the Company.

Section 2. Use and Hiring of Professionals.

With prior Board approval, the Committee may engage advisors to the extent it deems appropriate or necessary.